Filed pursuant to Rule 433 | Registration Statement Nos. 333-162219 and
333-162219-01

RBS Exchange Traded Notes

BUILDING TOMORROW(TM)

RBS NASDAQ-100([R]) Trendpilot[] ETN (TNDQ)

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The RBS NASDAQ-100([R]) Trendpilot[] Exchange Traded Notes ("RBS ETNs") are
unsecured and senior obligations of The Royal Bank of Scotland plc ("RBS plc"), and are fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc ("RBS Group"). Any payments on the RBS ETNs when they become due at maturity or upon early repurchase or redemption are dependent on the ability of RBS plc and RBS Group to pay, and are also subject to market risk.

RBS NASDAQ-100([R]) Trendpilot[] ETNs track the RBS NASDAQ-100([R]) Trendpilot[]
Index (USD) which provides:

Trend-following exposure using an objective and transparent methodology to either the NASDAQ-100([R]) Total Return Index(SM) or the Cash Rate;

NASDAQ-100([R]) Exposure in positive trending markets by tracking the
NASDAQ-100([R]) Total Return Index(SM), the level of which incorporates the reinvestment of any cash dividends paid on its component securities. The RBS
ETNs do not pay interest or dividends; and

Cash Rate Exposure in negative trending markets by tracking a hypothetical investment in 3-month U.S. Treasury bills as of the most recent weekly auction.

Illustration of the Trendpilot([]) Index Methodology

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A positive trend is established:
The Index will track the Benchmark Index

If the closing level of the Benchmark Index is at or above its historical
100-Index business day simple moving average for []ve consecutive Index business days

A negative trend is established:

The Index will track the Cash Rate

If the closing level of the Benchmark Index is below its historical 100-Index business day simple moving average for []ve consecutive Index business days

A negative trend is established

A positive trend is established

Hypothetical Benchmark Index

Hypothetical 100-Index business day simple moving average

The above graph illustrates the operation of the Trendpilot[] Index Methodology.
It does not re[]ect any actual performance of the Benchmark Index or the Index, and is not an indication of how either index may perform in the future. The hypothetical illustration above also does not include any fees, transaction costs or expenses.

If neither of the above conditions is satis[]ed, the trend of the Benchmark
Index will be the same as the trend of the Benchmark Index on the immediately preceeding Index business day. The Index will implement any trend reversal at the open of trading on the second Index business day immediately following the
Index business day on which the Benchmark Index trend switches from positive to negative or from negative to positive, as the case may be.

(1)Benchmark Index Dividend Yield means the sum of the gross dividends paid on the securities comprising the Benchmark Index (which is a total return index)
over the prior 12 months ending 4/10/2012 divided by the closing level of the price return version of the Benchmark Index as of 4/10/2012.

Not FDIC Insured. May Lose Value.

RBS ETN Details
---------------------------------------------------
Issuer           The Royal Bank of Scotland plc
---------------- ----------------------------------
Guarantor        The Royal Bank of Scotland
                 Group plc
---------------- ----------------------------------
Ticker           TNDQ
---------------- ----------------------------------
Intraday         TNDQ.IV
Indicative Value
Ticker
---------------- ----------------------------------
CUSIP            78009P143
---------------- ----------------------------------
ISIN             US78009P1434
---------------- ----------------------------------
Primary          NYSE Arca
Exchange
---------------- ----------------------------------
Maturity         12/13/2041
---------------- ----------------------------------
Benchmark        0.88%
Index Dividend
Yield(1)
---------------- ----------------------------------
Index            RBS NASDAQ-100([R]) Trendpilot(TM)
                 Index (USD) (Bloomberg
                 symbol: "TPNDQUT (Index)"),
                 which tracks the Benchmark
                 Index or the Cash Rate
                 depending on the relative
                 performance of the Benchmark
                 Index on a simple historical
                 moving average basis.
---------------- ----------------------------------
Benchmark        NASDAQ-100([R]) Total Return
Index            Index(SM) (Bloomberg page:
                 "XNDX (Index)")
---------------- ----------------------------------
Cash Rate        Yield on a hypothetical notional
                 investment in 3-month U.S.
                 Treasury bills as of the most re-
                 cent weekly auction (Bloomberg
                 page: "USB3MTA Index")
---------------- ----------------------------------
Annual Investor  When the Index is tracking the
Fee              Benchmark Index: 1.00% per
(accrued on a    annum. When the Index is
daily basis)     tracking the Cash Rate: 0.50%
                 per annum.
---------------- ----------------------------------
Repurchase at    You may offer your RBS ETNs
your option      to RBS plc for repurchase on
                 any business day on or prior to
                 12/5/2041,  provided  that you
                 offer a minimum of 20,000 RBS
                 ETNs for any single repurchase
                 and follow the procedures
                 described in the pricing
                 supplement.
---------------- ----------------------------------
Early            We may  redeem  all of the  RBS
redemption at    ETNs at our discretion at any
our option       time on or prior to 12/11/2041.
---------------- ----------------------------------
Daily            Upon early repurchase or
Redemption       redemption or at maturity, you
Value            will receive a cash payment
                 equal to the  daily  redemption
                 value  per RBS ETN.  The daily
                 redemption value on the relevant
                 valuation date will be published
                 on www.rbs.com/etnUS/TNDQ*.
---------------- ----------------------------------

* Information contained on our website is not incorporated by reference in, and should not be considered a part of, this document. To []nd out more Call toll free 855-RBS-ETPS or visit www.rbs.com/etnUS

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NASDAQ-100([R]) Total Return Index(SM) Top 10 Holdings -- as of 03/30/2012

COMPANY               TICKER WEIGHT (%)
--------------------- ------ ----------
Apple Inc.            AAPL      18.57
Microsoft Corporation MSFT      8.99
Google Inc.           GOOG      5.50
Oracle Corporation    ORCL      4.87
Intel Corporation     INTC      4.67
QUALCOMM Incorporated QCOM      3.82
Cisco Systems, Inc.   CSCO      3.79
Amazon.com, Inc.      AMZN      3.06
Comcast Corporation   CMCSA     2.09
Amgen Inc.            AMGN      1.79

Source: Bloomberg

Historical Performance (%) -- as of 03/30/2012

                                                                 SINCE RBS ETN
                                                                  INCEPTION
                                         1-MONTH (%) 3-MONTH (%) (12/8/2011) (%)
---------------------------------------- ----------- ----------- ---------------
RBS NASDAQ-100([R]) Trendpilot(TM)
ETN Daily Redemption Value(1)               4.98       20.94         20.65
RBS NASDAQ-100([R])
Trendpilot(TM) Index                        5.07       21.24         21.03
NASDAQ-100([R]) Total
Return Index(SM)
(Benchmark Index)                           5.07       21.24         21.03
Cash rate on 03/30/12 was 0.085%             --          --           --

The table above presents the actual performance of the Index, the RBS ETNs and the NASDAQ-100([R]) Total Return Index(SM) (the Benchmark Index) over the speci[]ed periods. For information regarding the performance of the Index, see pages PS-40 to PS-44 of the pricing supplement to the RBS ETNs []led with the
U.S. Securities and Exchange Commission (SEC). Past performance does not guarantee future results.

(1) Includes the deduction of the annual investor fee, which accrues on a daily basis. The annual investor fee will be equal to (i) 1.00% per annum when the
Index is tracking the Benchmark Index, and (ii) 0.50% per annum when the Index is tracking the Cash Rate.

NASDAQ-100([R]) Total Return Index(SM) Performance -- as of 03/30/2012

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The graph to the left is the historical performance of the NASDAQ-100([R]) Total
Return Index(SM) and the NASDAQ-100([R]) Total Return Index(SM) 100-Index
business day simple moving average. This illustration does not re[]ect any historical Trendpilot[] Index performance.

NASDAQ-100([R]) Total Return Index(SM) 1-Year Annual Return Comparison (%)(1)

                                       1999 2000   2001   2002   2003  2004
-------------------------------------- ---- ------ ------ ------ ----- -----
NASDAQ-100([R]) Total Return Index(SM)  --  -36.82 -32.62 -37.52 49.49 10.75
-------------------------------------- ---- ------ ------ ------ ----- -----
Cash Rate (Year-End)                   5.30 5.70   1.71   1.19   0.89  2.23

                                       2005 2006 2007  2008   2009  2010  2011
-------------------------------------- ---- ---- ----- ------ ----- ----- ----
NASDAQ-100([R]) Total Return Index(SM) 1.89 7.28 19.24 -41.57 54.61 20.14 3.66
-------------------------------------- ---- ---- ----- ------ ----- ----- ----
Cash Rate (Year-End)                   3.91 4.88 3.31  0.05   0.11  0.18  0.03

(1) The table above does not re[]ect any Trendpilot[] Index performance. The
Trendpilot[] Index performance is not the same as the NASDAQ-100([R]) Total
Return Index(SM) performance. The Trendpilot[] Index may underperform the
NASDAQ-100([R]) Total Return Index(SM) over various time periods, and may track the Cash Rate for extended periods of time in a low interest rate environment.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount suf[]cient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the Benchmark Index, and is expected to perform poorly in volatile markets.
Liquidity of the market for RBS ETNs may vary over time. The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of RBS plc, as the issuer, and RBS Group plc, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc) and The Royal
Bank of Scotland Group plc (RBS Group) have []led a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been []led by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-ETPS (toll-free).

NASDAQ([R]), OMX([R]), NASDAQ OMX([R]), NASDAQ-100([R]), NASDAQ-100 Index([R])
and NASDAQ-100([R]) Total Return Index(SM) are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc.

The Index is the property of RBS plc. RBS plc has contracted with The NASDAQ OMX
Group, Inc. (which with its af[]liates and subsidiaries is referred to as the
"Corporations") to calculate and maintain the Index, either directly or through a third party. Currently, the Index is calculated and maintained by Standard and
Poor's ("SandP") on behalf of The NASDAQ OMX Group, Inc. SandP and the
Corporations shall have no liability for any errors or omissions in calculating the Index. The RBS ETNs, which are based on the Index, have not been passed on by the Corporations or SandP as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the Corporations or SandP. THE
CORPORATIONS AND SandP MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO
THE RBS ETNS.

Copyright [C] 2012 RBS Securities Inc. All rights reserved. RBS Securities
Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc and an af[]liate of
RBS NV.

www. rbs.com/etnUS | TOLL FREE: 855-RBS-ETPS | Not FDIC Insured. May Lose Value.

Dated April 24, 2012